UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4211 South 102nd Street
Omaha, Nebraska		68127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 10, 2005, the Registrant entered into executive employment agreements with Lawrence Szczech and Bryce B. Engel as described below.

Lawrence Szczech, Executive Vice President, Chief Client Officer. Mr. Szczech’s employment agreement has a two-year term. The agreement provides for the payment of an annual base salary of $250,000, an annual bonus target of 65% of his base salary, grants of stock options pursuant to the Registrant’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Registrant. The agreement provides that it may be terminated by either party at any time and that if Mr. Szczech is terminated by the Registrant for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his annual base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Szczech will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Registrant’s cost. If, within one year following a change of control, Mr. Szczech’s employment is terminated by the Registrant without cause or his employment is terminated by him for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Szczech not to compete with the Registrant during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Szczech’s execution of a release of claims and, if any payments under the agreement would subject Mr. Szczech to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

Bryce B. Engel, Senior Vice President, Chief Brokerage Operations Officer. Mr. Engel’s employment agreement has a two-year term. The agreement provides for the payment of an annual base salary of $225,000, an annual bonus target of 60% of his base salary, grants of stock options pursuant to the Registrant’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Registrant. The agreement provides that it may be terminated by either party at any time and that if Mr. Engel is terminated by the Registrant for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his annual base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Engel will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Registrant’s cost. If, within one year following a change of control, Mr. Engel’s employment is terminated by the Registrant without cause or his employment is terminated by him for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Engel not to compete with the Registrant during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Engel’s execution of a release of claims and, if any payments under the agreement would subject Mr. Engel to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 13, 2005	AMERITRADE HOLDING CORPORATION
	By:	/s/ John R. MacDonald
John R. MacDonald
Executive Vice President, Chief Financial Officer and Treasurer

3